                                                                    EXHIBIT 11.3

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                            YEAR ENDED DECEMBER 31, 1997
                                                        --------------------------------------
                                                         NUMBER         PERCENT     EQUIVALENT
                                                        OF SHARES     OUTSTANDING     SHARES
                                                        ---------     -----------     ------
COMMON STOCK
   From Founders' Stock                                  2,300,000       100.00%    2,300,000
   Stock Options Exercised                                 731,072        90.01%      658,012
   Preferred Stock Converted to Common Stock            15,310,943       100.00%   15,310,943
   1994 Common Stock Offerings                          11,242,857       100.00%   11,242,857
   1995 Common Stock Offerings                           4,323,874       100.00%    4,323,874
   1996 Common Stock Offering                            6,000,000       100.00%    6,000,000
   Employee Stock Purchase Plan Shares Issued               75,891        59.41%       45,087
   1997 Warrants Exercised                                  48,300        84.33%       40,732
                                                       -----------                -----------
                                                        40,032,937                 39,921,505

WEIGHTED AVERAGE SHARES OUTSTANDING                                                39,921,505

NET LOSS                                                                         ($43,887,000)


NET LOSS PER SHARE                                                                     ($1.10)
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